Exhibit 99.1

MID-WISCONSIN FINANCIAL SERVICES, INC., ADDS CHIEF FINANCIAL/OPERATIONS
OFFICER

December 2, 2009

Medford - Jim Warsaw, President and CEO announced that Mark A. King has been appointed as the new Chief Financial/Operations Officer of Mid-Wisconsin Financial Services, Inc. and its operating subsidiaries.

As Chief Financial/Operations Officer, King will be responsible for the oversight of corporate accounting practices, financial reporting to regulatory agencies, oversight of operational departments, and strategic development with the board of directors and executive team. "Mark's experience in capital raising and managing operational departments will enhance the Company's structure," according to Jim Warsaw, President and CEO of Mid-Wisconsin Financial Services, Inc.

King has over 20 years of experience in the financial services industry, most recently as the CFO and Senior Vice President of the Banks of Wisconsin, Kenosha, WI, since 2000. The Banks of Wisconsin is a deNovo Bank that has grown to $250 million in 9 years. He was responsible for accounting, investments, human resources, information technology, deposit operations and security. Prior to that he served as the Controller or Assistant Controller at community banks in Illinois ranging in size from $85 million to $1 billion.

King earned his MBA and bachelor degree in Accounting from the University of Wisconsin, Parkside and also holds a CPA designation.

Rhonda R. Kelley who has been serving as the Principal Accounting Officer of Mid-Wisconsin Financial Services, Inc. on an interim basis since July 1, 2008, will assume the role as Controller of the Bank.

Mid-Wisconsin Bank, a subsidiary of Mid-Wisconsin Financial Services, Inc., is a $495 million independent community bank servicing communities throughout central Wisconsin.